UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 20, 2007 (February 15, 2007)
MYLAN LABORATORIES INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-9114	25-1211621
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1500 Corporate Drive
Canonsburg, PA 15317
(Address of principal executive offices)
(724) 514-1800
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.02. Unregistered Sales of Equity Securities.
     As previously announced, on August 28, 2006, Mylan Laboratories Inc., a Pennsylvania corporation (“Mylan” or the “Company”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Prasad Nimmagadda (“Mr. Prasad”), in which Mr. Prasad agreed to purchase $25 million of common stock of the Company, par value $0.50 per share (each, a “Share”), subject to certain closing conditions. Pursuant to the terms of the Purchase Agreement, the per Share purchase price was $20.85.
     Mr. Prasad assigned his rights and obligations under the Purchase Agreement to his affiliate, G2 Corporate Services Limited, an Indian company, and that entity subsequently assigned such rights and obligations to its subsidiary, Globex Holdings Pte Ltd, a Singaporean private company (“Globex”), in each case as permitted by the Purchase Agreement.
     Upon satisfaction of the closing conditions specified in the Purchase Agreement, on February 15, 2007, Mylan received the above-referenced aggregate proceeds of $25 million (net of nominal wire transfer fees), and issued 1,199,039 Shares to Globex.
     As previously reported, on August 28, 2006, Mylan also agreed to sell Shares to India Newbridge Investments Limited (“Newbridge Investments”), India Newbridge Coinvestment Limited (“Newbridge Coinvestment”), India Newbridge Partners FDI Limited (“Newbridge Partners” and, together with Newbridge Investments and Newbridge Coinvestment, the “Newbridge Investors”) and Maxwell (Mauritius) Pte. Limited (“Maxwell”). On January 8, 2007, Mylan sold 3,131,930 Shares to Newbridge Investments, 900,502 Shares to Newbridge Coinvestment, 540,301 Shares to Newbridge Partners and 2,286,367 Shares to Maxwell, each at a price per Share of $20.85, for aggregate consideration of $143,012,235.
     Each of Globex and Maxwell, and each of the Newbridge Investors, represented to Mylan that it is an accredited investor as defined in the Securities Act of 1933, as amended (the “Securities Act”), and the Shares were sold to each such purchaser pursuant to exemptions from registration under Section 4(2) of the Securities Act.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN LABORATORIES INC.

Date: February 20, 2007	By:	/s/ Edward J. Borkowski

Edward J. Borkowski Chief Financial Officer